Filed Pursuant to Rule 433

Free Writing Prospectus

Registration Statement No. 333-222869

Pricing Term Sheet

Dated as of October 24, 2019

Norfolk Southern Corporation

$400,000,000 2.550% Senior Notes due 2029

$400,000,000 3.400% Senior Notes due 2049

The following information, which should be read in conjunction with the Preliminary Prospectus Supplement dated October 24, 2019 (the “Preliminary Prospectus Supplement”), supplements, and to the extent it is inconsistent with replaces, the information set forth in the Preliminary Prospectus Supplement.

$400,000,000 2.550% Senior Notes due 2029

Issuer:	Norfolk Southern Corporation

Format:	SEC Registered

Denominations:	$2,000 x $1,000

Expected Ratings* (Moody’s/S&P):	Baa1/BBB+

Trade Date:	October 24, 2019

Settlement Date:	November 4, 2019 (T+7)

Principal Amount:	$400,000,000

Maturity Date:	November 1, 2029

Benchmark Treasury:	1.625% due August 15, 2029

Benchmark Treasury Price / Yield:	98-25 / 1.761%

Spread to Benchmark Treasury:	T + 83 basis points

Yield to Maturity:	2.591%

Coupon:	2.550%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2020

Public Offering Price:	99.641% of the principal amount

Optional Redemption:	Any time at the following redemption price: (i) if the notes are redeemed prior to the date that is three months prior to the Maturity Date, the greater of 100% or the make-whole amount at a discount rate equal to the applicable Treasury Yield (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, and

(ii) if the notes are redeemed on or after the date that is three months prior to the Maturity Date, 100%

CUSIP# / ISIN#:	655844 CE6 / US655844CE60

$400,000,000 3.400% Senior Notes due 2049

Issuer:	Norfolk Southern Corporation

Format:	SEC Registered

Denominations:	$2,000 x $1,000

Expected Ratings* (Moody’s/S&P):	Baa1/BBB+

Trade Date:	October 24, 2019

Settlement Date:	November 4, 2019 (T+7)

Principal Amount:	$400,000,000

Maturity Date:	November 1, 2049

Benchmark Treasury:	2.875% due May 15, 2049

Benchmark Treasury Price / Yield:	113-15 / 2.249%

Spread to Benchmark Treasury:	T + 120 basis points

Yield to Maturity:	3.449%

Coupon:	3.400%

Interest Payment Dates:	May 1 and November 1, commencing May 1, 2020

Public Offering Price:	99.089% of the principal amount

Optional Redemption:	Any time at the following redemption price: (i) if the notes are redeemed prior to the date that is six months prior to the Maturity Date, the greater of 100% or the make-whole amount at a discount rate equal to the applicable Treasury Yield (as defined in the Preliminary Prospectus Supplement) plus 20 basis points, and (ii) if the notes are redeemed on or after the date that is six months prior to the Maturity Date, 100%.

CUSIP# / ISIN#:	655844 CD8 / US655844CD87

Joint Book-Running Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	Capital One Securities, Inc. Fifth Third Securities, Inc. MUFG Securities Americas Inc.

PNC Capital Markets LLC SMBC Nikko Securities America, Inc. The Williams Capital Group, L.P. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement and a prospectus with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the representatives of the underwriters can arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649, or Wells Fargo Securities, LLC at 1-800-645-3751. This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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